Exhibit 99.1

THE BEARD COMPANY AND SUBSIDIARIES
Balance Sheets
May 31, 2009 (Unaudited) and December 31, 2008

	May 31,	December 31,
Assets	2009	2008
Current assets:
Cash and cash equivalents	$ 2,572,000	$ 182,000
Accounts receivable, less allowance for doubtful
receivables of $31,000 in 2009 and 2008	86,000	185,000
Prepaid expense and other assets	5,000	5,000
Assets of discontinued operations held for resale	21,000	26,000
Total current assets	2,684,000	398,000

Restricted certificate of deposit	50,000	50,000

Investments and other assets	814,000	87,000

Property, plant and equipment, at cost	2,074,000	2,561,000
Less accumulated depreciation, depletion and amortization	1,095,000	1,340,000
Net property, plant and equipment	979,000	1,221,000

Intangible assets, at cost	75,000	75,000
Less accumulated amortization	69,000	66,000
Net intangible assets	6,000	9,000

	$ 4,533,000	$ 1,765,000

Liabilities and Shareholders' Equity (Deficiency)

Current liabilities:
Trade accounts payable	$ 94,000	$ 97,000
Accrued expense and other liabilities	231,000	431,000
Short-term debt	45,000	-
Short-term debt - related entities	47,000	57,000
Current maturities of long-term debt	95,000	895,000
Current maturities of long-term debt - related entities	-	390,000
Liabilities of discontinued operations held for resale	51,000	65,000
Total current liabilities	563,000	1,935,000

Long-term debt less current maturities	413,000	420,000

Long-term debt - related entities	2,165,000	2,250,000

Other long-term liabilities	168,000	172,000

Shareholders' equity (deficiency):
Convertible preferred stock of $100 stated value; 5,000,000
shares authorized; 27,838 shares issued and outstanding	889,000	889,000
Common stock of $.0006665 par value per share; 15,000,000
shares authorized; 9,912,457 and 9,830,586 shares issued
and outstanding in 2009 and 2008, respectively	7,000	7,000

Capital in excess of par value	42,672,000	42,655,000
Accumulated deficit	(39,555,000)	(43,787,000)
Accumulated other comprehensive income (loss)	24,000	25,000
Total shareholders' equity (deficiency) attributable
to The Beard Company	4,037,000	(211,000)

Noncontrolling interests	(2,813,000)	(2,801,000)

Total shareholders' equity (deficiency)	1,224,000	(3,012,000)

Commitments and contingencies	-	-

	$ 4,533,000	$ 1,765,000